EXHIBIT 99.1

For Immediate Release: October 27, 2016
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Joseph Kuo / Matthew Griffes
Haven Tower Group
jkuo@haventower.com / mgriffes@haventower.com
424 652 6520 ext 101 or ext 103

Griffin Capital Essential Asset REIT II Acquires the 3M Distribution Facility in DeKalb, Illinois

State of the Art, Class A Logistics Facility Added to REIT Portfolio of Assets

El Segundo, Calif. (October 27, 2016) - Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT II, Inc. (the “REIT”), the acquisition of the 3M Company Distribution Facility, a Class A, single-story, 978,000-square-foot distribution warehouse situated on a 49.71-acre site within the Park 88 Business Park in DeKalb, Illinois (the “Property”).
Commenting on the acquisition, Shawn Carstens, Griffin Capital’s Vice President of Acquisitions, said, "We are excited to acquire a new, state-of-the-art, Class-A logistics facility that serves as a primary distribution center for 3M Company’s extensive products that are used by businesses and households on a routine basis throughout the world. Our acquisition of this property reinforces our REIT's focus on driving shareholder value by investing in income-generating properties leased to well-established corporate tenants on a long term basis, while utilizing our skills as experienced operators of large commercial properties to maximize returns on each investment.”

The Property was completed in August 2016 and is leased in its entirety to 3M Company (“3M”) for an initial term of 122 months, which commenced in August 2016. The Property serves as a regional distribution facility for 3M, which has expanded and consolidated its distribution footprint in DeKalb. 3M has been operating in DeKalb since 1985 and this facility will become 3M’s largest distribution center in DeKalb, and among its largest distribution centers nationally. The REIT purchased the Property for approximately $69.4 million from Park 88 Group LLC, which is a joint-venture between Clayco and Venture One Real Estate.
3M (NYSE: MMM) is a worldwide diversified technology company with products sold through a number of distribution channels, including wholesalers, retailers, jobbers, distributors, dealers, and directly to users, in a variety of industries. 3M is responsible for over 60,000 products used in homes, businesses, schools, hospitals, and other applications, and approximately one-third of the company’s sales come from products that were invented within the past five years. Founded in 1902, 3M is headquartered in St. Paul, Minnesota with operations in 70 countries, sales in 200 countries, and over 89,800 employees worldwide. Currently ranked #93 on the 2016 Fortune 500 list, 3M has been a component of the Dow Jones Industrial Average since 1976. 3M maintains investment-grade credit ratings of AA- from Standard and Poor’s and A1 from Moody’s.

About Griffin Capital Essential Asset REIT II
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT focused on acquiring a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type and lease duration. As of October 25, 2016, Griffin Capital Essential Asset REIT II, Inc. has acquired 29 office and industrial buildings totaling approximately 5.5 million rentable square feet and asset value of approximately $814.4 million.

About Griffin Capital Corporation
Led by senior executives with more than two decades of real estate experience collectively encompassing over $22 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 55.4 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 38 million square feet of space, located in 30 states and the United Kingdom, representing approximately $6.9 billion* in asset value, based on purchase price, as of September 30, 2016. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.